AMENDMENT NO. 1 TO AMENDED AND RESTATED MANAGEMENT FEE WAIVER AGREEMENT

This Amendment No. 1 to the Amended and Restated Management Fee Waiver Agreement (the “Fee Waiver Agreement”), dated April 29, 2013, by and between MetLife Advisers, LLC (the “Adviser”) and Met Investors Series Trust (the “Trust”) on behalf of each series of the Trust listed in Section 1 of the Fee Waiver Agreement (each a “Portfolio,” and collectively, the “Portfolios”), is entered into effective the 1st day of October 2013.

WHEREAS, the Fee Waiver Agreement modifies the compensation payable to the Adviser by the Portfolios under the Management Agreement dated December 8, 2000, as amended from time to time (“Management Agreement”), pursuant to which the Adviser provides investment management services to each Portfolio for compensation based on the value of the average daily net assets of each Portfolio;

WHEREAS, the Trust and the Adviser desire to make certain changes to the Fee Waiver Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Trust and the Adviser hereby agree that the Fee Waiver Agreement is amended as follows:

1. Section 1 of the Fee Waiver Agreement as it relates to the Lord Abbett Mid Cap Value Portfolio is hereby amended to change the management fee waiver for the period from October 1, 2013 to April 30, 2014:

Invesco Mid Cap Value Portfolio (formerly, Lord Abbett Mid Cap Value Portfolio)	0.700% of first $200 million of such assets plus 0.650% of such assets over $200 million up to $500 million plus 0.625% of such assets over $500 million

If Portfolio assets are between $750 million and $1.4 billion:

0.625% of first $1.4 billion of such assets plus 0.600% of such assets over $1.4 billion

If Portfolio assets are below $750 million or above $1.4 billion:

0.700% of first $200 million of such assets plus 0.650% of such assets over $200 million up to $500 million plus 0.600% of such assets over $500 million

2. All other terms and conditions of the Fee Waiver Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the 1st day of October, 2013.

MET INVESTORS SERIES TRUST		METLIFE ADVISERS, LLC
on behalf of the Portfolios

By:	/s/ Jeffrey L. Bernier	By:	/s/ Alan C. Leland, Jr.
	Jeffrey L. Bernier		Alan C. Leland, Jr.
	Vice President		Chief Financial Officer & Treasurer